UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2022

CRONOS GROUP INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-38403	N/A
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

111 Peter Street, Suite 300
Toronto , Ontario	M5V 2H1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 504-0004

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	CRON	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of November 14, 2022 (the “Effective Date”), Robert Madore will no longer serve as Chief Financial Officer of Cronos Group Inc. (the “Company”) and ceased to be employed by the Company and Cronos USA Client Services LLC (“Cronos USA”). In accordance with the terms and conditions of his employment agreement and outstanding equity award agreements, Mr. Madore will be entitled to a severance payment in an amount equal to one year of his annual base salary, employee benefit continuation for up to one year following the Effective Date, and a pro-rated annual bonus for the 2022 fiscal year. Additionally, 37,500 outstanding restricted stock units (“RSUs”) and 450,000 unvested stock options held by Mr. Madore will vest as of the Effective Date, in each case subject to Mr. Madore entering into a customary release of claims in favor of the Company and its affiliates and related entities.

Also, effective as of the Effective Date, the Company has appointed James Holm as Chief Financial Officer of the Company.
Mr. Holm joined the Company from Vertiv, where he most recently served as Global Vice President of Finance Transformation. Previously, he served as Americas Controller from September 2018 to February 2022. Prior to his roles at Vertiv, Mr. Holm served as Worldpay’s Finance Leader, Finance Solutions & Process Transformation Organization from May 2016 to September 2018. Before that, he served at Procter & Gamble in a variety of finance roles from September 2008 to March 2016. Mr. Holm is a Certified Public Accountant and Chartered Global Management Accountant who previously worked as an external auditor for PricewaterhouseCoopers where he worked on various public client engagements, some of which included Fortune 500 companies. He holds a Master of Business Administration with a Finance concentration and Bachelor of Science in Business in Accounting and Finance, both from Wright State University.

Holm Employment Agreement

In connection with Mr. Holm’s appointment, Cronos USA, the Company and Mr. Holm entered into an executive employment agreement (the “Holm Employment Agreement”) on the Effective Date, setting forth the terms and conditions of Mr. Holm’s employment. Pursuant to the Holm Employment Agreement, Mr. Holm will receive an annual base salary of $385,000 and will be eligible for an annual target bonus opportunity of 115% of annual base salary. Starting in the 2023 fiscal year, he will be eligible to receive annual grants of equity-based awards with an initial target incentive opportunity of $577,500. Additionally, Mr. Holm will receive an initial one-time grant of $250,000 in stock options and $50,000 in RSUs, as well as a cash signing bonus of $250,000. Mr. Holm will also be eligible to participate in employee benefit programs of Cronos USA on the same terms as other similarly situated employees.

In the event Mr. Holm’s employment is terminated by Cronos USA without Just Cause or he resigns for Good Reason (each, as defined in Mr. Holm’s employment agreement), he would be entitled to a severance payment in the amount of his annual base salary, employee benefit continuation for up to one year following termination, and a pro-rated annual bonus for the year of termination, subject to Mr. Holm entering into a release of claims in favor of the Company and its affiliates and related entities. Upon termination of his employment for any reason, Mr. Holm is subject to ongoing confidentiality and mutual non-disparagement provisions, non-competition and customer non-solicitation covenants for the one-year period following termination and an employee non-solicitation covenant for the two-year period following termination.

The foregoing description of the Holm Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Holm Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Holm Employment Agreement, dated November 14, 2022, among Cronos USA, the Company and Mr. Holm.
104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRONOS GROUP INC.

Dated: November 14, 2022	By:	/s/ Michael Gorenstein
Name: Michael Gorenstein
Title: President & Chief Executive Officer